UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C. 20549

                            FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                                              333-04220
                     Commission File Number ______________

                   Onyx Acceptance Grantor Trust 1996-2
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(Issuer with respect to Certificates)

       Onyx Acceptance Financial Corporation
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      (Exact name of registrant as specified in its charter)

      8001 Irvine Center Drive, Suite 500 Irvine, Ca. 92618 (714) 450-5500
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

           Onyx Acceptance Grantor Trust 1996-2
    6.40% Auto Loan Pass-Through Certificates, Series 1996-2
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      (Title of each class of securities covered by this Form)

                          None
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 (Title of all other classes of securities for which a duty to file report under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        __      Rule 12h-3(b)(1)(i)       X
         Rule 12g-4(a)(1)(ii)       __      Rule 12h-3(b)(1)(ii)      __
         Rule 12g-4(a)(2)(i)        __      Rule 12h-3(b)(2)(i)       __
         Rule 12g-4(a)(2)(ii)       __      Rule 12h-3(b)(2)(ii)      __
                                            Rule 15d-6                ___



Approximate number of holders of record as of the certification or notice date:_______6_______

Pursuant to the requirements of the Securities Exchange Act of 1934, Onyx Acceptance Financial Corporation and the Onyx Acceptance Grantor Trust 1996-2 have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         April 28, 1997                   REGAN E. KELLY
Date:__________________________
                                          By:___________________________________
                                                   Regan E. Kelly
                                          Its:     Executive Vice President